                                Registration No.   333-34059
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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                   Amendment No. 1
                                          to
                          REGISTRATION STATEMENT ON FORM S-3
                                        Under
                              The Securities Act of 1933
                         ------------------------------------

                                  RESPONSE USA, INC.
                (Exact Name of Registrant as Specified in its Charter)

          Delaware                                 22-3088639
(State or jurisdiction of incorporation       (I.R.S. Employer
      or organization)                        Identification No.)

                                  11-H Princess Road
                           Lawrenceville, New Jersey  08648
                                    (609) 896-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                Registrant's Principal Executive Offices)

                             Richard M. Brooks, President
                                  11-H Princess Road
                           Lawrenceville, New Jersey  08648
                                    (609) 896-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                                of Agent For Service)

                                      Copies to:

                                Kenneth R. Koch, Esq.
                     Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                   551 Fifth Avenue
                              New York, New York  10176
                        (212) 661-6500 / (212) 697-6686 (Fax)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED
                                                                  MAXIMUM          PROPOSED MAXIMUM     AMOUNT OF
         TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
      SECURITIES TO BE REGISTERED           REGISTERED(1)(2)       SHARE(3)           PRICE(3)            FEE
----------------------------------------    ------------     ---------------------  ------------------  --------------
Common Stock, par value $.008 per share
("Common Stock"), issuable upon
conversion of 1996 Series A Convertible
Preferred Stock ("Preferred Stock").....    1,659,788(4)          $  7.16              $11,884,082         $3,601.24

Common Stock issuable upon exercise of
Preferred Warrants issued to the holders
of the Preferred Stock (the "Preferred
Warrants")..............................      114,839             $  6.00              $   699,034         $  211.83

Common Stock issuable upon exercise of
additional Preferred Warrants issued to
the holders of the Preferred Stock (the
"Additional Preferred Warrants")........      147,250             $ 10.125             $ 1,490,907         $  451.79

Common Stock............................      269,416             $  7.10              $ 1,912,854         $  579.66

TOTAL...................................    2,191,293                                                      $4,844.52(5)


------------------------

(1) Determined pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(2) All share and share price information gives effect to a one-for-three reverse stock split of the Company's Common Stock effective January 9, 1998.

(3) For purposes of calculating the registration fee, the maximum offering price per share has been estimated at $7.10 with respect to 269,416 shares of Common Stock to be offered at prices computed on the basis of fluctuating market prices pursuant to Rule 457(c) under the Securities Act of 1933, as amended. With respect to 1,659,788 shares of Common Stock underlying the Preferred Stock, a maximum offering price of $7.16 per share, the assumed conversion price, has been used to calculate the registration fee. With respect to 114,839 shares of Common Stock underlying the Preferred Warrants, a maximum offering price of $6.00 per share, the exercise price of such warrants, has been used to calculate the registration fee. With respect to 147,250 shares of Common stock underlying the Additional Preferred Warrants, a maximum offering price of $10.125 per share, the exercise price of such warrants, has been used to calculate the registration fee.

(4) Assuming a conversion price of $7.16 (which price represents 80% of the average closing bid price of the Company's Common Stock for a recent five-day period), representing 150% of the Common Stock issuable upon conversion of the Preferred Stock.

(5) $5,631.58 was previously paid on August 20, 1997, accordingly, no additional amount is due.


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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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


                    Subject to Completion, dated February 6, 1998

PROSPECTUS

                                  RESPONSE USA, INC.

                           2,191,293 Shares of Common Stock

     This Prospectus relates to the offering of 2,191,293 shares (the "Shares") of Common Stock, par value $.008 per share (the "Common Stock"), of Response USA, Inc., a Delaware corporation (the "Company"). The Shares may be offered from time to time for the accounts of holders of Shares named herein or in supplements to this Prospectus (the "Selling Stockholders").
See "Plan of Distribution." The Shares being offered by the Selling Stockholders consist of: (i) 1,659,788 shares, which represents 150% of shares which may be sold after issuance upon conversion of the Company's 1996 Series A Convertible Preferred Stock (the "Series A Preferred Stock") (based upon a conversion price of $7.16 (which price represents 80% of the average closing bid price of the Company's Common Stock for a recent five-day period), (ii) 114,839 shares of Common Stock which may be resold after issuance upon exercise of certain common stock purchase warrants (the "Preferred Warrants") issued to the holders of the Series A Preferred Stock,
(iii) 147,250 shares of Common Stock which may be resold after issuance upon warrants issued to the holders of the Series A Preferred Stock (the "Additional Preferred Warrants"), (iv) 102,319 shares of Common Stock which may be resold after issuance upon conversion of the Company's Series B Preferred Stock (the "Mellon Preferred Stock") issued in connection with the Company's revolving credit facility, (v) 107,263 shares of Common Stock issued in connection with the exercise of common stock purchase warrants issued in connection with the Company's revolving credit facility, (vi) up to 40,000 shares of Common Stock to be issued in connection with the Company's amended and restated loan agreement, (vii) 15,000 shares of Common Stock to be issued in connection with the Company's amended and restated loan agreement and (viii) 4,834 shares of Common Stock issued by the Company in connection with an acquisition. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers such additional number of Shares as may become issuable upon conversion of the Series A Preferred Stock or the Mellon Preferred Stock or upon exercise of the Preferred Warrants or the Additional Preferred Warrants as a result of stock splits, stock dividends or similar transactions and pursuant to the anti-dilution provisions of the Series A Preferred Stock, Mellon Preferred Stock, Preferred Warrants and Additional Preferred Warrants (including by reason of any reduction in the conversion price of the Series A Preferred Stock or exercise price of the Preferred Warrants or the Additional Preferred Warrants in accordance with the terms thereof if the market price of the Common Stock declines). Information concerning the Selling Stockholders may change from time to time and will be set forth in supplements to this Prospectus. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders, but will receive the exercise prices payable upon the exercise of the Preferred Warrants and the Additional Preferred Warrants. There can be no assurance that all or any part of the Preferred Warrants or the Additional Preferred Warrants will be exercised. All expenses incurred in connection with this offering are being borne by the Company (which expenses are estimated to be approximately $30,000), other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

     All of the outstanding Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof or Regulation D thereunder and, to the Company's knowledge, were issued to the Selling Stockholders meeting the definition of accredited investors under the Securities Act.

     The Selling Stockholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers or agents also to be designated, may sell all or a portion of the

Shares which may be offered by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Stockholders from the sale of Common Stock which may be offered hereby by the Selling Stockholders will be the purchase price of such Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Stockholders, see "Plan of Distribution."

     The Selling Stockholders and any brokers, dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such broker, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "RSPND". Commencing February 9, 1998, the Common Stock will trade on the Nasdaq SmallCap Market under the symbol "RSPN." On February 4, 1998, the closing price of the Common Stock as reported by the Nasdaq SmallCap Market was $7.0625.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                   The date of this Prospectus is February 6, 1998

                                AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (Registration No. 333-34059) (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company (http://www.sec.gov). The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "RSPND." Commencing February 9, 1998 the Common Stock will be quoted on the Nasdaq SmallCap Market under the symbol "RSPN." Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Incorporated herein by reference and made a part of this Prospectus are the following:

     (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (including Amendment No. 1 thereto on Form 10-KSB/A, other than the financial statements for the fiscal year ended June 30, 1997 contained on pages F-2 through F-33 thereto);

     (2) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (file no. 0-20770) filed with the Commission on October 22, 1992;

     (3) the Company's Proxy Statement on Schedule 14A filed with the Commission on December 11, 1997;

     (4) the Company's financial statements for the fiscal year ended June 30, 1997 contained on pages F-2 through F-33 of the Registration Statement on Form SB-2, as amended
          (File No. 333-37595); and

     (5) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 1997, consisting of (i) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; and (ii) the Company's Current Report on Form 8-K dated July 9, 1997.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Response USA, Inc., 11-H Princess Road, Lawrenceville, New Jersey 08648; Attention: Richard M. Brooks. The Company's telephone number is (609) 896-4500.

                  SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: History of Significant Losses; Working Capital Deficit; Uncertain Future Profitability; Assets Encumbered; High-Leveraged Structure, Risk Related to Growth Through Acquisitions, Potential Need for Additional Financing, Attrition of Subscriber Accounts, Competition, Dependence on the Monitoring Station, Dependence on Suppliers and Manufacturers, Product Liability and Availability of Insurance, Possible Adverse Effect of "False Alarms" Ordinances and Government Regulations, Geographic Concentration, Dependence on Key Personnel, Control by Directors and Executive Officers, Possible Volatility of Stock Price, No Dividends, Shares Eligible for Future Sale; Effect of Previously Issued Options; Registration Rights, Delaware Anti-Takeover Statute; Limitation of Liability of Directors and Officers; Possible Adverse Effects Associated with the Issuance of "Blank Check" Preferred Stock, Certain Non-Cash Charges and other factors referenced in this Prospectus.

                                     THE COMPANY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and the related notes appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, all references herein to the Company refer to Response USA, Inc, its subsidiaries and HealthLink, Ltd. ("HealthLink"), an entity in which the Company has a 50% equity interest. Each prospective investor is urged to read this Prospectus in its entirety. Investment in the securities offered hereby involves a high degree of risk. The information in this Prospectus gives effect to the one-for-three reverse stock split effective January 9, 1998. See "Risk Factors," starting on page 8 hereof.

     The Company is a fully-integrated security systems provider engaged in the monitoring, sale, installation and maintenance of residential and commercial security systems and personal emergency response systems ("PERS"). The Company is a regional provider of security alarm monitoring services for residential and small business subscribers operating in the states of New York, New Jersey, Pennsylvania, Delaware and Connecticut. The Company is also a nationwide provider of PERS products which enable individual users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter. The Company currently has an aggregate of approximately 48,000 alarm and PERS subscribers for which it provides monitoring services. As a result of the Company's acquisitions of subscriber account portfolios, the Company's monthly recurring revenue ("MRR") has grown by 60%, to approximately $800,000 for the month ended September 30, 1997 from approximately $500,000 for the month ended June 30, 1995. According to a May 1997 report published by Security Distributing and Marketing ("SDM"), an organization which publishes industry reports, as of December 31, 1996, the Company is the 31st largest electronic security company in the United States, based on total revenues, and the 25th largest electronic security company, based on recurring annual revenues.

     The Company's electronic security systems business utilizes electronic systems installed in businesses and residences to provide (i) detection of events such as intrusion or fire, (ii) surveillance and (iii) control of access to property. The detection devices are currently monitored by a third-party monitoring station located in Euclid, Ohio (the "Monitoring Station"). The Monitoring Station personnel verify the nature of the emergency and contact the appropriate emergency authorities in the user's area. In some instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems.

     The Company's PERS is an electronic device which is designed to monitor, identify and electronically report emergencies requiring medical, fire or police assistance, to help elderly, disabled and other individuals. When activated by the pressing of a button, or automatically, in the case of certain environmental temperature fluctuations, the transmitter sends a radio signal to a receiving base installed in the user's home. The receiving base relays the signal over telephone lines to the Monitoring Station which provides continuous monitoring services. In addition, this signal establishes two-way voice communication between the user and the Monitoring Station personnel directly through the PERS unit, thereby avoiding any need for the user to access a telephone.

     The electronic security services industry is highly fragmented and the Company's strategy is to grow by acquisition, as well as by offering new products and services. According to an industry report published in 1996, there are approximately 12,000 separate security services companies nationally, and according to the May 1997 SDM Report, the electronic security industry generates an aggregate of approximately $13 billion in revenues annually. The Company believes that there is an industry-wide trend towards consolidation due, in part, to the relatively high fixed costs of maintaining a centralized monitoring station and the relatively low incremental cost of servicing additional subscribers. The Company completed the acquisition of an aggregate of 38 subscriber account portfolios (a total of approximately 25,000 subscriber accounts) during the three fiscal years ended June 30, 1997.

     The Company has entered into an agreement with Triple A Security Systems, Inc. ("Triple A"), pursuant to which the Company will acquire substantially all of the assets of Triple A upon the consummation of this offering. Triple A is engaged in the monitoring, sale and installation of residential and commercial security systems, principally in northeastern Pennsylvania. Triple A currently services approximately 14,000 subscriber accounts which are monitored by its central monitoring station, and the Company anticipates transferring all of its subscriber accounts from the Monitoring Station to Triple A's monitoring station following consummation of the Triple A acquisition.

     In March 1997, the Company acquired a 50% interest in HealthLink. HealthLink markets a low-cost PERS product containing basic one-way transmission features (the "HealthLink System"). The HealthLink System is distributed nationally through retail stores, including Target Stores (808 stores), Long's Drugs, a west-coast regional chain (305 stores), Fred Myer, a northwest regional chain (104 stores), Fry's, a southwest regional chain (51 stores) and Bergen Brunswick's west-coast Good Neighbor Pharmacies (429 stores), accounting for distribution through a total of approximately 1,700 stores as of the date of this Prospectus. The Company is negotiating with several other chain stores to further increase distribution. The Company provides monitoring and related services to HealthLink System customers, is responsible for billing and collecting from such customers and receives a portion of the recurring revenue as a fee for providing these services.

     In November 1996, the Company entered into a two-year agreement granting it the exclusive worldwide distribution rights within the health care industry to WanderWatch,-TM- a monitoring system designed to assist in the care of patients with Alzheimer's disease, autism, head injury, dementia or other diseases or injuries which may involve memory loss. WanderWatch-TM- is similar to PERS, except that the transmitter is designed to be continuously activated and transmits a signal to the base unit. If the base unit does not receive the requisite number of transmissions, it indicates that the patient may have wandered outside the "safety range," and triggers an alarm in the home base unit. If the alarm is not disabled, a signal is automatically transmitted to the Monitoring Station, whose personnel will then place calls based upon a set protocol established by the caregivers. The license agreement for WanderWatch-TM- provides for automatic one-year renewals and the Company's exclusive rights to the license are subject to forfeiture under certain circumstances. WanderWatch-TM- is currently being test-marketed by the Company and the Company does not anticipate commencing distribution of the product prior to July 1, 1998.

     The Company is a Delaware corporation, organized in March 1992. The Company's principal executive offices are located at 11-H Princess Road, Lawrenceville, New Jersey 08648, and its telephone number is 609-896-4500.

                                     The Offering

     Securities Offered       2,191,293 shares of Common Stock.


     Use of Proceeds          The Company will not receive any of the proceeds
                              from the sale of Common Stock offered by the Selling Stockholders hereby. Any money received by the Company upon exercise of the Preferred
                              Warrants or the Additional Preferred Warrants will be used for working capital purposes.


     Risk Factors             The securities offered hereby involve a high
                              degree of risk. See "RISK FACTORS."


     Offering Price           All or part of the shares of Common Stock offered
                              hereby may be sold from time to time in amounts and on terms to be determined by the Selling
                              Stockholders at the time of sale.


     Nasdaq Trading
       Symbol            "RSPND" ("RSPN" Commencing February 9, 1998).

                                     RISK FACTORS

     An investment in the shares of Common Stock being offered hereby is highly speculative, involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. It must be recognized that other unforseen risks might arise in the future and affect the Company to a greater extent than could ever be anticipated.

     Except for the historical information contained herein, this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements of the Company's plans, objectives, expectations and intentions. All such forward-looking statements involve risks and uncertainties, accordingly, the Company's actual results could differ materially from those discussed in the forward-looking statements. All cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

History of Significant Losses; Substantial Accumulated Deficit; Working Capital Deficit; Negative Cash Flow and Uncertain Future Profitability

     The Company has incurred net losses of $3,030,830, $4,411,898, $18,054,144 and $1,029,953 (inclusive of dividends and accretion on preferred stock of $6,876,521 and $335,272 for the fiscal year ended June 30, 1997 and the three months ended September 30, 1997, respectively) for the three fiscal years ended June 30, 1995, 1996 and 1997, and the three months ended September 30, 1997, respectively and an accumulated deficit of $32,471,902 at September 30, 1997 and negative cash flow of $1,228,215 for the fiscal year ended June 30, 1997 and $15,738 for the three months ended September 30, 1997. It is anticipated that such losses will continue for the foreseeable future. The Company had a net working capital deficit of $1,023,805 as at June 30, 1997 and $841,753 as at September 30, 1997. In addition, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company to continue to incur substantial losses from operations. There can be no assurance that the Company's operations will ever become profitable or that, if it is successful in doing so, it will be able to maintain profitability.

Assets Encumbered; Highly-Leveraged Structure

     On June 30, 1996, the Company completed a restructuring of its long-term debt and obtained a $15,000,000 credit line (the "Credit Line") from Mellon Bank, N.A. (the "Bank"), which was increased to $15,500,000 on January 14, 1998. As of January 30, 1998, $190,000 was available for borrowing under the Credit Line. On December 10, 1997, the Bank issued a commitment letter to the Company to increase the Credit Line to $18,000,000. The increase in the Credit Line is subject to the satisfaction of a number of conditions, including the Company's receipt of a minimum of $7,000,000 of net proceeds from its proposed secondary offering (after giving effect to the redemption of the Series A Preferred Stock, and there can be no assurance that all of such conditions will be satisfied or that the Company will receive such increase in the Credit Line. As a result of such borrowings, the Company's capital structure is highly leveraged. The Company's indebtedness requires that a significant amount of its cash flow from operations be applied to the payment of interest, and there can be no assurance that the Company's operations will generate sufficient cash flow to service this indebtedness. Borrowings under the Credit Line are at variable rates of interest, which subjects the Company to fluctuations in interest rates.

     The Credit Line is secured by all of the assets of the Company, and includes financial and other covenants that restrict the operational and financial flexibility of the Company, including restrictions on indebtedness, liens, acquisitions and other significant corporate events. Failure to comply with certain covenants would, among other things, permit the Bank to accelerate the maturity of the obligations thereunder and could result in cross-defaults permitting the acceleration of debt under other Company agreements and the foreclosure on all of the assets of the Company. In addition, the Company is required to obtain the consent of the Bank under the Credit Line and to maintain certain financial ratios in order to undertake significant acquisitions. The Company's highly-leveraged capital structure could impair its ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or other purposes, to compete effectively or to operate successfully in the future. As of March 31, 1997, June 30, 1997 and September 30, 1997, the Company was not in compliance with certain financial covenants under the Credit Line. The Company subsequently entered into amendments to the Credit Line which amended the covenants for the third and fourth quarters of the fiscal year ended June 30, 1997 and the first quarter of fiscal 1998 such that the Company was then in compliance with the Credit Line. While the Company believes that it will be able to maintain compliance with the financial covenants under the Credit Line, there can be no assurance that the Company will maintain compliance with such financial covenants, or that the Company will be able to obtain necessary consents, waivers or amendments to the Credit Line in the future.

Certain Non-Cash Charges

     The Company may incur certain non-cash charges (i) of up to $900,000 for the fiscal year ended June 30, 1998, as deferred compensation expense relating to certain performance options granted to two officers of USS, based upon fluctuations in the market price of the Common Stock, and (ii) for the fiscal year ended June 30, 1998 in connection with the issuance of a certain performance warrant issued to BKR, Inc. in connection with the Company's investment in HealthLink, based upon the value of such warrant. Such charges could have a material adverse effect on the Company's results of operations.

Risks Related to Growth Through Acquisitions; Risks Associated with Triple A Acquisition

     Since fiscal year end 1994, substantially all of the Company's growth has been through acquisitions. One of the Company's primary strategies is to continue to increase its revenues and the markets it serves through the acquisition of other companies in the electronic security services industry and portfolios of alarm monitoring accounts. During the fiscal years ended June 30, 1995, 1996 and 1997, the Company consummated eight acquisitions (an aggregate of 10,700 subscriber accounts), 16 acquisitions (an aggregate of 9,200 subscriber accounts) and 14 acquisitions (an aggregate of 5,300 subscriber accounts), respectively. In the event that the Company targets larger acquisitions, such as the acquisition of Triple A, such acquisitions can be expected to involve significant expenditures of capital and time, whether or not consummated. Such acquisitions may involve certain unknown risks and uncertainties in addition to those identified herein, which could have a material adverse effect on the Company's financial condition and results of operations. In addition, the acquisition of electronic security service companies may become more expensive in the future, to the extent that demand and competition increases. There can be no assurance that the Company will be able to identify acquisition candidates, successfully consummate such acquisitions, acquire or profitably manage such acquisition candidates or successfully integrate such businesses into its operations without substantial costs, delays or other problems. In addition, the Company is unable to predict the size or frequency of any future acquisitions, and there can be no assurance that any businesses acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein or that the Company will be able to realize expected operating and economic efficiencies following such acquisitions. Acquisitions may involve a number of special risks, including (i) adverse effects on the Company's reported operating results, (ii) diversion of management's attention, (iii) increased burdens on the Company's management resources and financial controls, (iv) dependence on retention and hiring of key personnel, (v) risks associated with unanticipated problems or legal liabilities and (vi) amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance. Furthermore, significant acquisitions, such as the acquisition of Triple A, require consent of the Bank under the Credit Line and there can be no assurance that the Bank will consent to such acquisitions. Failure to receive any such consent of the Bank could have a material adverse effect on the Company's operations and financial performance.

     The Company has entered into an agreement to acquire The Jupiter Group, Inc. ("Jupiter"), a company engaged in the patrol service business. The Company has no experience in the patrol service business and such industry may involve risks and uncertainties which are unknown to the Company and which could have a material adverse effect on the Company's financial condition and results of operations. In addition, the patrol service business has a significantly lower profit margin than the other services provided by the Company, which could also have a material adverse effect on the Company's results of operations and financial performance.

     Since the Company's primary consideration in making an acquisition is the amount of MRR associated with the seller's subscriber accounts, the price paid by the Company is customarily directly tied to such MRR. No audited historical financial information was available for any of the Company's acquisitions made since 1994, except Triple A and Jupiter, if consummated. Therefore, the actual MRR acquired may be less than the Company anticipated. Thus, the Company must rely on management's knowledge of the industry, due diligence procedures, and representations and warranties of the sellers. In the event the Company's assessment of the MRR of an acquired company is higher than actual MRR for an acquired company, the Company's financial condition and results of operations could be materially adversely affected.

     A difference between the accounting treatment of the purchase of subscriber accounts and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force has a significant impact on the Company's results of operations. The costs of monitoring contracts (acquired either through the Company's dealer program or through the acquisition of subscriber account portfolios) are capitalized and amortized over estimated lives ranging from five to ten years on a straight-line basis for alarm and PERS accounts. Included in capitalized costs are acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the acquired subscriber accounts into its operations. In contrast, all of the Company's costs related to the marketing, sales and installation of new alarm monitoring systems generated by its sales force are expenses in the period in which such activities occur. The Company's marketing, sales and installation expenses for new systems generally exceed installation revenues. Such accounting treatment could adversely affect the Company's financial condition and results of operations.

Risks Associated with Preferred Stock Settlement Agreement

     The Company has entered into a Settlement Agreement with the holders of the Preferred Stock. Pursuant to the Settlement Agreement, the Company is required to redeem all of the Preferred Stock on February 2, 1998, subject to extension under certain circumstances. While the Company has received confirmation from a majority of the holders that the date of redemption has been extended until February 10, 1998, the Company has not received confirmation from all of the holders as to such extension and in the event the holders were to disagree with the Company, the holders might declare the Company to be in breach of the Settlement Agreement and could attempt to convert their shares of Preferred Stock and/or reinstitute an action against the Company, which could have a material adverse effect on the Company and on the market price of the Common Stock.

Potential Need for Additional Financing; Potential Dilutive Impact of
Acquisitions

     Based on the Company's operating plan, the Company may require additional financing. The Company has filed a registration statement with respect to a proposed underwritten public offering of Common Stock. Upon consummation of such proposed secondary offering, of which there can be no assurance, the Company believes that the net proceeds from such contemplated offering together with cash on hand and available debt financing under the Credit Line, will be sufficient to satisfy its current capital requirements for at least 12 months following such offering. However, in the event that the offering is not consummated, or if consummated, in the event that following such offering the Company were to make significant acquisitions for cash consideration, the Company may require additional capital before such time. Sources of funds may include the issuance of Common Stock or preferred stock sold in a public offering or in private placements, debt securities or bank financing. Historically, the Company has utilized its Common Stock to pay a portion of the consideration of its acquisitions. To the extent the Company continues to use its Common Stock in connection with acquisitions, the issuance of such shares could have a dilutive impact on the Company's existing stockholders, including investors in this offering. Alternatively, to avoid such dilution, or if the acquisition candidate is unwilling to accept Common Stock as all or a portion of the consideration for such acquisition, the Company may be required to utilize more of its cash resources, if available, or may be required to seek additional funding. There can be no assurance that the Company would be able to obtain capital on a timely basis, on favorable terms, or at all. If the Company is unable to obtain such financing, or generate funds from operation sufficient to meet it needs, the Company may be unable to implement its current plans for expansion and development.

Attrition of Subscriber Accounts

     The Company is heavily dependent on its recurring monitoring and service revenues. Given the relatively fixed nature of monitoring and service expenses, increases and decreases in monitoring and service revenues have a significant impact on the Company's financial performance. Substantially all of the Company's monitoring and service revenues are derived from recurring charges to subscribers for the provision of various services. Although no single subscriber represents more than one-half of one percent of the Company's recurring revenue base, the Company is vulnerable to subscribers canceling their contracts. In recent years, lost recurring revenues from such cancellations have exceeded the new recurring revenues added by the Company's internal sales efforts.

     At September 30, 1997, the cost of subscriber accounts and intangible assets, net of previously accumulated amortization, was $18,045,284, which constituted 59.6% of the book value of the Company's total assets. The Company's acquired subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues. The Company's assumed attrition rate for all of its subscriber accounts, expressed as total accounts lost per year, net of new accounts from subscribers who move into premises previously occupied by Company subscribers and accounts for which the Company is reimbursed by virtue of a guarantee by the seller of the account, is approximately 10%. It is the Company's policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of the Company's acquired accounts to reflect assumed future attrition. There could be a material adverse effect on the Company's results of operations and financial condition if actual account attrition significantly exceeds assumed attrition and the Company has to make further adjustments with respect to the amortization of acquired subscriber accounts.

Competition

     The electronic security services industry is highly competitive and fragmented. The Company competes with national and regional companies, as well as smaller local companies, in all of its operations. Furthermore, new competitors continue to enter the industry and the Company may encounter additional competition from such future industry entrants. Subject to regulatory compliance, certain companies engaged in the telephone and cable business are competing in the electronic security services industry and other such companies may, in the future, enter the industry. Certain of the Company's current competitors have, and new competitors may have, substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully in the electronic security services industry. The Company's principal competitors with respect to its PERS are other national or regional emergency response providers and burglar alarm companies that offer medical emergency features in addition to their home protection systems. Many of these companies have greater financial resources than the Company and may enjoy a particular competitive advantage due to their access to a larger client base. There can be no assurance that the Company will be able to compete successfully in the PERS industry.

Dependence on the Monitoring Station

     The Company is dependent on an independent third-party monitoring station to monitor substantially all of its subscriber accounts. The Company's agreement with the Monitoring Station expires in April 2000 and is terminable sooner under certain circumstances. Although the Company believes that alternative monitoring stations are available on commercially reasonable terms, any termination or temporary interruption of services by the Monitoring Station for any reason including a catastrophic event such as tornado, hurricane, earthquake, fire or other disaster which rendered the Monitoring Station temporarily or permanently inoperable could adversely affect the Company's financial condition and results of operations. The Company anticipates transferring all of its subscriber accounts from the Monitoring Station to Triple A's monitoring station following consummation of the Triple A acquisition.

Dependence on Suppliers and Manufacturers

     The Company does not manufacture any of the equipment or components that it designs and installs. Although the Company believes that a variety of alternative sources of supply are available on commercially reasonable terms, the Company has no guaranteed supply arrangements with its suppliers and purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. There can be no assurance that shortages of components will not occur in the future. Failure of sources of supply and the inability of the Company to develop alternative sources of supply, if required in the future, could have a material adverse effect on the Company's operations.

Product Liability and Availability of Insurance

     The nature of the security services provided by the Company potentially exposes it to greater risk of liability claims for employee acts or omissions or system failure than may be inherent in many other service businesses. Although (i) substantially all of the Company's customers have subscriber agreements which contain provisions for limited liability and predetermined liquidated damages and (ii) the Company carries insurance which provides coverage against certain of such liabilities, there can be no assurance that such existing arrangements will prevent the Company from being adversely affected as a result of damages arising from the acts of its employees, defective equipment, the acts or omissions of the Monitoring Station or because some jurisdictions prohibit or restrict limitations on liabilities and liquidated damages. In addition, certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive damages and for certain other kinds of damages arising from employee misconduct. In addition, in some states, the contractual limitation on liability and indemnification provisions may be ineffective in cases of gross negligence or intentional misconduct and in certain other situations.

     The sale and service of the Company's products entails the risk of product liability claims. In addition, many of the companies with which the Company does or may do business may require financial assurances of product reliability. The Company has product liability insurance, but may be required to pay higher premiums associated with new product development. Product liability insurance is expensive and there can be no assurance that additional insurance will be available on acceptable terms, if at all, or that it will provide adequate coverage against potential liabilities. The inability to obtain additional insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit commercialization of the Company's products. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company.

Possible Adverse Effect of "False Alarms" Ordinances and Government Regulations

     The Company believes that approximately 97% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

     A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms,
(iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

     The Company's operations are also subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. Many of the states in which the Company operates, as well as certain local authorities, require the Company to obtain licenses or permits to conduct a security alarm services business. Certain governmental entities also require persons engaged in the security alarm services business to be licensed and to meet certain standards in the selection and training of employees and in the conduct of business. The loss of such licenses, or the imposition of conditions on the granting or retention of such licenses, could have a material adverse effect on the Company.

     The Company's advertising and sales practices are regulated by both the Federal Trade Commission (the "FTC") and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of its products and the obligation of the Company to provide purchasers of its products with certain rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations were violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violations will occur in the future.

Geographic Concentration

     The Company's existing alarm subscriber base is geographically concentrated in New York, New Jersey, Connecticut, Delaware and Pennsylvania. Accordingly, the performance of the Company may be adversely affected by regional or local economic conditions. The Company may from time to time make acquisitions in regions outside of its current operating area. The acquisition of companies in other regions, or in metropolitan areas in which the Company does not currently have subscribers, requires an investment by the Company. In order for the Company to expand successfully into a new area, the Company must acquire companies with a sufficient number and density of subscriber accounts in such area to support the investment. There can be no assurance that the Company will find such opportunities or that an expansion into new geographic areas will generate operating profits.

Dependence on Key Personnel and Management

     The Company's success depends to a significant degree upon the continuing contributions of its senior management and other key employees, particularly its only two current executive officers, Richard M. Brooks, the Company's Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board, and Ronald A. Feldman, the Company's Chief Operating Officer, Vice President, Secretary and Treasurer, the loss of either of whom might have a material adverse effect on the Company's financial condition and results of operations. Although the Company has employment agreements with Messrs. Brooks and Feldman and certain other employees, there can be no assurance that the Company will be able to retain the services of such individuals. It is an event of default under the Credit Line if Messrs. Brooks, Feldman or Todd Herman, President of United Security Systems, Inc. ("USS"), a subsidiary of the Company, are not employed in certain management positions. The Company has key-man life insurance policies on the lives of Messrs. Brooks and Feldman in the amount of $3,000,000 and $1,000,000, respectively.

Control by Directors and Executive Officers

     The Company's directors and executive officers will beneficially own approximately 28.1% of the outstanding shares of Common Stock (excluding shares of Common Stock to be issued to one of the directors upon consummation of the Triple A and Jupiter acquisitions and including shares of Common Stock issuable upon exercise of options which the Company has agreed to grant to certain officers and directors) and, accordingly, will have substantial influence over the outcome of any matter submitted to a vote of stockholders, including the election of directors and the approval of significant corporate transactions (such as acquisitions of the Company or its assets). Such influence could delay or prevent a change of control of the Company.

Possible Volatility of Stock Price

     The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, changes in financial estimates by securities analysts or failure by the Company to meet such estimates, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company.

No Dividends

     The Company has never paid any cash or other dividends on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. For the foreseeable future, the Board intends to retain future earnings, if any, to finance its business operations and does not anticipate paying any cash dividends with respect to the Common Stock. Pursuant to the terms of the Credit Line, the Company may not declare any dividends while any outstanding balance exists under the Credit Line.

Shares Eligible for Future Sale; Effect of Previously Issued Options and Warrants; Registration Rights

     The Company has outstanding 2,212,596 shares of Common Stock, all of which are freely tradeable without restriction or further registration under the Securities Act. Upon consummation of the Company's proposed secondary offering, an additional 3,000,000 shares of Common Stock will also be freely tradeable. The Company may issue in the future options or shares of Common Stock which are "restricted securities" (as that term is defined in Rule 144 under the Securities Act) and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. In general, under Rule 144, as currently in effect, a person (including a person who may be deemed an "affiliate" of the Company as that term is defined under the Securities Act) who has beneficially owned such shares for at least one year would be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that do not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. After two years have elapsed from the date of the issuance of restricted securities by the Company or their acquisition from an affiliate, such shares may be sold without limitation by persons who have not been affiliates of the Company for at least three months. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

     The Company has reserved from the authorized, but unissued, Common Stock, 2,967,086 shares of Common Stock issuable upon exercise of options, warrants and convertible securities. The existence of such outstanding securities may prove to be a hindrance to future financings, since the holders of such securities may be expected to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Certain of the holders of such securities have registration rights with respect to such securities. No prediction can be made as to the effect, if any, that sales of such securities, or the availability of such securities for sale, will have on the market prices prevailing from time to time for the Common Stock. However, even the possibility that a substantial number of the Company's securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

Delaware Anti-Takeover Statute; Limitation of Liability of Directors and
     Officers

     The Company is a Delaware corporation and is subject to the prohibitions imposed by Section 203 of the Delaware General Corporate Law ("DGCL"), which is generally viewed as an anti-takeover statute. In general, this statute will prohibit the Company from entering into certain business combinations without the approval of its Board of Directors and, as accordingly, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. A change of control of the Company would also cause a default under the Credit Line which could accelerate the maturity of the obligations thereunder.

     The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the DGCL as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Company's Bylaws (the "Bylaws") require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the Bylaws, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and its stockholders.

Possible Adverse Effects Associated with the Issuance of "Blank Check" Preferred Stock

     The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to 250,000 shares (of which 239,430.42 remain available) of "blank check" preferred stock, from time to time, in one or more series, solely on the authorization of its Board of Directors. The Board of Directors will thus be authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from any sale of the Shares. Any proceeds realized by the Company from the exercise of the Preferred Warrants or the Additional Preferred Warrants will be used for working capital purposes.

     Proceeds from the private placement of the Series A Preferred Stock were used for the acquisition of monitoring accounts and for general working capital purposes.

                                 SELLING STOCKHOLDERS

     The following table sets forth information concerning Shares beneficially owned as of January 28, 1998. Other than their ownership of the Company's securities, none of the Selling Stockholders has had any material relationship with the Company within the past three years, other than as described in the footnotes to the table. The table has been prepared based on information furnished to the Company by American Stock Transfer & Trust Company and/or by or on behalf of the Selling Stockholders.

     Any or all of the Shares listed below may be offered for sale by the Selling Stockholders from time to time and therefore no estimate can be given as to the number of Shares that will be held by the Selling Stockholders upon termination of this offering. Except as otherwise indicated, the Selling Stockholders listed in the table have sole voting and investment powers with respect to the Shares indicated.

     Of the securities offered hereby (i) 1,659,788 shares of Common Stock (representing 150% of the Common Stock issuable upon conversion of the Preferred Stock, based upon an assumed conversion price of $7.16) may be resold after issuance upon conversion of the Series A Preferred Stock, (ii) 114,839 shares of Common Stock may be resold after issuance upon exercise of the Preferred Warrants, (iii) 147,250 shares of Common Stock may be resold after issuance upon exercise of the Additional Preferred Warrants, (iv) 102,319 shares of Common Stock may be resold after issuance upon conversion of the Mellon Preferred Stock and (v) up to 55,000 shares of Common Stock may be resold after issuance by the Company. Pursuant to Rule 416 of the Securities Act, as amended, this registration statement also registers such additional number of Shares as may become issuable upon conversion of the Series A Preferred Stock or the Mellon Preferred Stock or upon exercise of the Preferred Warrants or the Additional Preferred Warrants as a result of stock splits, stock dividends or similar transactions and pursuant to the anti-dilution provisions of the Series A Preferred Stock, Mellon Preferred Stock, Preferred Warrants and Additional Preferred Warrants (including by reason of any reduction in the conversion price of the Series A Preferred Stock or exercise price of the Preferred Warrants or the Additional Preferred Warrants in accordance with the terms thereof if the market price of the Common Stock declines). As of the date hereof, none of the Preferred Warrants or the Additional Preferred Warrants have been exercised and none of the Mellon Preferred Stock has been converted.

     Upon conversion of the Series A Preferred Stock, holders will be entitled to receive a number of shares of Common Stock determined by dividing the stated value of the Series A Preferred Stock ($1,200 per share), plus the Premium (unless the Company chooses to redeem the shares otherwise issuable in respect of that Premium), by a conversion price equal to the lesser of (i) the Fixed Price (as defined in the Certificate of Designation of the Series A Preferred Stock) and (ii) 80% of the average of the closing bid prices for shares of Common Stock for the five trading day period immediately prior to conversion, but in no event greater than $15.00, subject to adjustment upon the occurrence of certain dilutive events. Under the applicable conversion formula, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be higher if the market price of the Common Stock at the time of conversion is lower, and there is no cap on the number of shares of Common Stock which may be issuable. The Fixed

Price is also subject to reset each month following the first conversion in the event that the market price of the Common Stock declines. In addition, the number of shares issuable upon the conversion of the Series A Preferred Stock is subject to adjustment upon the occurrence of certain dilutive events. The 1,659,788 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and offered hereby represents 150% of the number of shares which would be issuable if the Series A Preferred Stock were converted at a conversion price equal to $7.16 per share (which price represents 80% of a recent five-day average closing bid price of the Company's Common Stock) and no limitations or adjustment were applicable, plus additional shares of Common Stock issuable upon conversion of the Premium if such Premium is not redeemed for the entire period which the Series A Preferred Stock may be outstanding.

                                                  Beneficial Ownership
         Stockholder                         Offered   Prior to Sale   After Sale
         -----------                         -------   --------------  ----------
A.J. Gesundheit                              80,808(1)     80,808          0
AG Super Fund International Partners, L.P.   16,162(1)     16,162          0
GAM Arbitrage Investments, Inc.              16,162(1)     16,162          0
Leonardo, L.P.                               48,485(1)     48,485          0
Raphael, L.P.                                16,162(1)     16,162          0
Ailouros Ltd.                                80,809(1)     80,809          0
Capital Ventures International, Inc.        371,716(1)    371,716          0
Charles B. Krusen                            64,648(1)     64,648          0
Wood Gundy London Ltd.                      484,846(1)    484,846          0
Darisco Diversified Investments Inc.         80,808(1)     80,808          0
Deere Park Partners, L.P.                    10,726(1)     10,726          0
Halifax Fund, L.P.                           16,667(2)     16,667          0
KA Investments LDC                           48,485(1)     48,485          0
Lake Management LDC                         161,616(1)    161,616          0
The Otato Limited Partnership               155,151(1)    155,151          0
UC Financial Ltd.                            58,525(1)     58,525          0
Zanett Lombardier Ltd.                      210,102(1)    210,102          0
APT Holdings Corporation                    249,582(3)    249,582          0
4R Security, Inc.                             4,834(4)      4,834          0
Berwind Financial Group, L.P.                15,000(5)     15,000          0

-------------------

(1) Includes (i) 150% of the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and shares of Common Stock issuable upon conversion of the Premium if such Premium is not redeemed, and (ii) shares of Common Stock issuable upon exercise of the Preferred Warrants and the Additional Preferred Warrants at exercise prices of $6.00 and $10.125, respectively. Assumes that all shares of Series A Preferred Stock are converted at a conversion price of $7.16 (which price represents 80% of a recent five day average closing bid price of the Company's Common Stock) with the Company redeeming the shares otherwise issuable in respect of the Premium. Pursuant to the terms of the Series A Preferred Stock, the Series A Preferred Stock is convertible only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Series A Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth above for each Selling Stockholder may exceed the actual number of shares of Common

     Stock that such Selling Stockholder could own beneficially at any given time through its ownership of the Series A Preferred Stock.

(2) Represents shares of Common Stock issuable upon exercise of Preferred Warrants at an exercise price of $6.00.

(3) Includes 107,263 shares of Common Stock issued in connection with the exercise of common stock purchase warrants issued in connection with the Company's revolving credit facility, 102,319 shares of Common Stock issuable upon conversion of the Mellon Preferred Stock and up to 40,000 shares of Common Stock to be issued in connection with the Company's amended and restated loan agreement.

(4)  Shares issued in connection with an acquisition.

(5) Represents shares of Common Stock to be issued by the Company in connection with the Company's amended and restated loan agreement.

                                 PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on the Nasdaq SmallCap Market or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act.

     In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares offered hereby until the earlier of the date upon which all of the shares offered hereby have been sold or the date on which the shares offered hereby, in the opinion of counsel, may be immediately sold by the Selling Stockholders without registration.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurances that the Selling Stockholders will sell any or all of the shares offered hereby.

     The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from this offering, but will receive the exercise price payable upon the exercise of the Preferred Warrants and the Additional Preferred Warrants if they are exercised.

     Pursuant to the registration rights granted to the Selling Stockholders in connection with the sale by the Company of the Series A Preferred Stock, the Company has agreed to indemnify the Selling Stockholders, any person who controls a Selling Stockholder, and any underwriters for the Selling Stockholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus forms a part. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                    LEGAL MATTERS

     The validity of the Shares under applicable state law has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York 10176.

                                       EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's annual report on Form 10-KSB as of and for the year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Company incorporated by reference in this prospectus as of and for the years ended June 30, 1996 and 1995 have been audited by Fishbein & Company, PC, independent auditors, as stated in their report which is incorporated by reference, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Triple A and Jupiter incorporated by reference in this prospectus as of and for the years ended December 31, 1996 and 1995 have been audited by Terry H. Jones, CPA, independent auditor, as stated in his report which is incorporated by reference, and are incorporated in reliance upon the report of such person given upon his authority as an expert in accounting and auditing.

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                                 ____________________

                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information.......................................................3
Incorporation of Certain Documents by Reference.............................3
Special Note Regarding Forward
     Looking Statements.....................................................4
The Company.................................................................5
The Offering................................................................7
Risk Factors................................................................8
Use of Proceeds............................................................17
Selling Stockholders.......................................................17
Plan of Distribution.......................................................20
Legal Matters..............................................................21
Experts....................................................................21



                              RESPONSE USA,
                                   INC.

                              --------------



                              COMMON STOCK






                              --------------
                                PROSPECTUS
                              --------------




                              February 6, 1998

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

     SEC Registration Fee.....................................$ 4,845
     Legal Fees and Expenses..................................$12,500*
     Accounting Fees and Expenses.............................$ 7,500*
     Miscellaneous............................................$ 5,155
     Total....................................................$30,000*

* Estimate


Item 15.  Indemnification of Officers and Directors

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

     "No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit."

     Article Ninth of the Certificate of Incorporation of the Company permits indemnification of directors of the Corporation. Such Article provides as follows:

          "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

          If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

     Additionally, Article V of the Company's Bylaws provides the following:

          5.1 Right to Indemnification. The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

          5.2 Advance of Expenses. The Corporation shall pay all reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the payment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

          5.3 Procedure for Determining Permissibility. To determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made (a) the stockholders of the Corporation or
     (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

          5.4 Proceedings Initiated by Authorized Representatives. Notwithstanding any other provision of this Article V, the Corporation shall be requested to indemnify an Authorized Representative in connection with a proceeding initiated by such Authorized
     Representative only if the proceeding was authorized by the Board.

          5.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

          5.6 Insurance and Other Indemnification. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

          5.7 Modification or Repeal. Any modification or repeal of any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

     (a) The following exhibits are filed herewith:


Exhibit No.                        Description
-----------                        -----------

        2(a) Agreement and Plan of Reorganization dated August 9, 1990, by and among the Company (Corsica Capital Corp.), Management of Corsica
               Capital Corp. and Lifecall Systems, Inc.(1)

        2(b)   Plan and Agreement of Merger dated March 18, 1992 by and between
               Response USA, Inc. (Delaware) and Lifecall America, Inc.(1)

        2(c)   Delaware Certificate of Ownership and Merger Merging Response
               USA, Inc., a Nevada Corporation with and into its wholly-owned subsidiary Response USA, Inc., a Delaware corporation(1)

        2(d)   Nevada Articles of Merger of Response USA, Inc. (formerly        Lifec
               all America, Inc.), a Nevada corporation, into Response USA,Inc., a Delaware corporation(1)

        4(a)   Form of Common Stock Certificate(1)

        4(b)   Form of Warrant Agreement(1)

        4(c)   Form of Class A Warrant Certificate(1)

        4(d)   Form of Class B Warrant Certificate(1)

        4(e)   Form of Class C Warrant Certificate(1)

        4(f)   Form of Preferred Warrant Certificate(2)

        4(g)   Incentive Stock Option Plan of the Company adopted by the
               Company's Board on March 18, 1992, and approved by the Company's stockholders on March 1992(1)

        4(h)   Restricted Stock Option Plan of the Company adopted by the
               Company's Board on August 20, 1990, as amended August 30, 1991,
               January 2, 1992 and March 18, 1992(1)

        4(i)   1997 Stock Option Plan of the Company adopted by the Company's
               Board in September 1997(3)

        5      Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

       23(a)   Consent of Deloitte & Touche LLP

       23(b)   Consent of Fishbein & Company, PC

       23(c)   Consent of Terry H. Jones, CPA

       23(d)   Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
               (contained in the Opinion filed as Exhibit 5)

       24      Power of Attorney (included on the signature pages hereto)

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (registration number 33-47589).

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (as amended by the Company's Annual Report on Form 10-KSB/A).

(3) Incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (registration number 333-37595).

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any lability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 ("Registration Statement") and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lawrenceville, State of New Jersey, February 3, 1998.

                         RESPONSE USA, INC.


                         By:         /s/ Richard M. Brooks
                             -----------------------------------------------
                               Richard M. Brooks
                              President, Chief Executive Officer, Chief
                                 Financial Officer and Chairman of the Board

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Brooks and Ronald A. Feldman, or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign (i) any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, and (ii) any registration statements, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with to the requirements of the Securities Act, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


     Signature                     Title                         Date
     ---------                     -----                         ----

 /s/ Richard M. Brooks     Chief Executive Officer,
-----------------------    President, Chief Financial
   Richard M. Brooks       Officer and Chairman of the
                           Board (Principal Executive
                           Officer) (Principal Accounting
                           and Financial Officer)             February 3, 1998


 /s/ Ronald A. Feldman     Vice President, Chief Operating
-----------------------    Officer, Secretary, Treasurer
    Ronald A. Feldman      and Director                       February 3, 1998


   /s/ Robert L. May       Director                           February 3, 1998
-----------------------
      Robert L. May




     Signature                     Title                         Date
     ---------                     -----                         ----


-----------------------
   A. Clinton Allen      Director                           February __, 1998


  /s/ Robert M. Rubin    Director                           February 3, 1998
-----------------------


   /s/ Stuart Levin      Director                           February 3, 1998
-----------------------
      Stuart Levin



    Todd E. Herman       Director                           February __, 1998
-----------------------

-----------------------
     Bruce Luehrs        Director                           February __, 1998


 /s/ Stuart R. Chalfin
-----------------------
  Stuart R. Chalfin      Director                           February 3, 1998



                                  INDEX TO EXHIBITS


Exhibit No.                            Description
-----------                            -----------

     2(a) Agreement and Plan of Reorganization dated August 9, 1990, by and among the Company (Corsica Capital Corp.), Management of Corsica
               Capital Corp. and Lifecall Systems, Inc.(1)

     2(b)      Plan and Agreement of Merger dated March 18, 1992 by and between
               Response USA, Inc. (Delaware) and Lifecall America, Inc.(1)

     2(c)      Delaware Certificate of Ownership and Merger Merging Response USA,
               Inc., a Nevada Corporation with and into its wholly-owned subsidiary Response
               USA, Inc., a Delaware corporation(1)

     2(d)      Nevada Articles of Merger of Response USA, Inc. (formerly Lifecall
               America, Inc.), a Nevada corporation, into Response USA, Inc., a Delaware corporation(1)

     4(a)      Form of Common Stock Certificate(1)

     4(b)      Form of Warrant Agreement(1)

     4(c)      Form of Class A Warrant Certificate(1)

     4(d)      Form of Class B Warrant Certificate(1)

     4(e)      Form of Class C Warrant Certificate(1)

     4(f)      Form of Preferred Warrant Certificate(2)

     4(g)      Incentive Stock Option Plan of the Company adopted by the Company's
               Board on March 18, 1992, and approved by the Company's stockholders on March
               1992(1)

     4(h)      Restricted Stock Option Plan of the Company adopted by the Company's
               Board on August 20, 1990, as amended August 30, 1991, January 2, 1992 and March
               18, 1992(1)

     4(i)      1997 Stock Option Plan of the Company adopted by the Company's Board in September 1997(3)

     5         Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP

     23(a)     Consent of Deloitte & Touche LLP

     23(b)     Consent of Fishbein & Company, PC

     23(c)     Consent of Terry H. Jones, CPA

     23(d)     Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in the Opinion filed as Exhibit 5)

     24        Power of Attorney (included on the signature pages hereto)


(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (registration number 33-47589).

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (as amended by the Company's Annual Report on Form 10-KSB/A).

(3) Incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (registration number 333-37595).


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